Montpelier Re Reports Net Income of $103.8 Million for First Quarter 2003

Diluted EPS of $1.56 for First Quarter 2003

HAMILTON, Bermuda, April 30th, 2003 – Montpelier Re Holdings Ltd. (NYSE – MRH) today reported net income of $103.8 million, or $1.56 diluted earnings per share, for the three months to March 31, 2003.

Comprehensive income was $103.0 million for the quarter, or $1.55 diluted comprehensive income per share. Comprehensive income includes $0.8 million of unrealized losses on investments for the quarter. Book value per share at March 31, 2003, on a fully converted basis1, was $20.81, an increase of $1.42 or 7.3% in the first quarter of 2003. Fully converted book value per share at March 31, 2002 was $16.53. Fully converted book value per share has increased $4.28 or 25.9% in the twelve months to March 31, 2003.

Anthony Taylor, President and CEO commented: “The first quarter has gone extremely well for Montpelier Re. In the areas of premium generation, program leadership, portfolio design and diversification and in the continuing enhancement of our modeling capabilities, we are very pleased at the success we believe we have achieved in 2003 so far.”

Mr. Taylor further stated: “In 2003, we plan to continue to build up our planned premium levels, further diversify our portfolio of risks and to evolve as a company as the wider marketplace itself evolves. Conditions have been attractive in our business in the last 15 months and we believe we are positioning ourselves to produce favorable long-term results for our owners.”

Tom Kemp, Chief Financial Officer, noted: “We were pleased that in the first quarter of 2003, Montpelier met or exceeded its revenue projections, had encouraging results in the development of prior period reserves and in the low number of loss events in our portfolio, and did not suffer any investment impairments. Earned premiums are picking up nicely as unearned premium reserves from 2002 begin to unwind in 2003. If we continue to generate premium at our anticipated rate, earned premiums will accelerate throughout 2003. In due course, with normalized loss experience for the remainder of the year, this should produce a substantial increase in book value for our owners. As it stands at the end of the first quarter however, we are pleased with the growth in book value.”

Tom Kemp added: “In the year so far we have seen revenue levels at least where we anticipated they might be; however, for now, our guidance for gross written premium of between $900 and $925 million and net earned premium of between $775 and $800 million for the whole of 2003 will remain unchanged.”

Gross premiums written were $366.6 million for the quarter, an 80% increase over the same period in 2002. Due to the favorable loss experience, reinstatement premiums have been modestly less than expected. Reinsurance premiums ceded were $34.3 million, and include both reinsurance protection purchased by Lloyd’s syndicates inuring to our benefit and retrocessional cover purchased for the protection of our direct and facultative account.

Net premiums earned were $184.7 million in the three months to March 31, 2003, a five-fold increase over the first quarter of 2002. Approximately two thirds of the earned premium relates to the 2002 underwriting year, and the remainder to business written in 2003. Net earned premium will continue to lag net written premium until the level of premium written stabilizes at a constant level year on year.

1 Fully Converted Book Value Per Share is based on total shareholders’ equity plus the assumed proceeds from the exercise of outstanding options and warrants, divided by the sum of shares, options and warrants outstanding (assuming their exercise).

Net investment income, including both realized and unrealized gains and losses and foreign exchange gains, was $16.9 million for the quarter. Reinvestment returns continue to be at historical lows; however, our short duration, high quality portfolio is poised to perform well should rates begin to rise.

Loss and loss adjustment expenses were $47.7 million for the quarter, representing a loss ratio of 25.8%. The lower than anticipated loss ratio has increased profit commission accruals; however, this has been more than offset by a reduced general and administrative cost ratio. The ratio of acquisition costs and general and administrative expenses to net earned premiums was 27.0% compared to 29.3% in the same period in 2002.

At March 31, 2003, net loss reserves were $167.3 million, of which $130.1 million related to an estimate for losses incurred but not reported. In the three months to March 31, 2003, case reserves in place at December 31, 2002 reduced on a net basis by $3.7 million, while a further $14.6 million of IBNR reserves from prior periods was also released. In total, positive prior period development benefited our loss ratio in the quarter by approximately 10%. A total of $10.0 million of claims was paid in the first quarter of 2003.

Combined ratios were 52.8% for the first quarter of 2003 compared to 68.5% for the first quarter of 2002.

Montpelier’s total capital, including $150.0 million of long-term debt, stood at $1.51 billion at March 31, 2003.

Earnings Conference Call:

Montpelier Re executives will conduct a conference call, including a question and answer period, on Thursday, May 1st at 8:30 a.m. Eastern Standard Time. The presentation will be available via a live audio webcast accessible through the Company’s investor section of its website at www.montpelierre.bm, or via telephone by dialing (888) 482-0024 (toll-free) or (617) 801-9702 (international) and entering the pass code: 311053. A telephone replay of the conference call will be available through May 8th, 2003 by dialing 888-286-8010 (toll-free) or 617-801-6888 (international) and entering the pass code: 89458712.

Montpelier Re Holdings Ltd., through its operating subsidiaries, is a premier provider of global specialty property reinsurance products. Its subsidiary, Montpelier Reinsurance Ltd., is rated “A-” (Excellent) by A.M. Best Company and both were founded in December 2001. Additional information can be found at www.montpelierre.bm.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995:

This press release contains, and the Company may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from such statements. Important events that could cause the actual results to differ include, but are not necessarily limited to, our short operating history; our dependence on principal employees; the cyclical nature of the reinsurance business; the levels of new and renewal business achieved; the possibility of severe or unanticipated losses from natural or man-made catastrophes; the impact of terrorist activities on the economy; our reliance on reinsurance brokers; the impact of currency exchange rates and interest rates on our investment results; competition in the reinsurance industry and rating agency policies and practices. In addition, due in part to these assumptions and factors, any projections of growth in our gross written premium, net earned premium, revenues or other similar financial information would not necessarily result in commensurate levels of underwriting and operating profits. The Company’s forward-looking statements concerning market observations could be affected by changes in demand, pricing and policy terms and competition. For a more detailed description of these uncertainties and other factors, please see the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Media and Investor Relations:
Montpelier Re Holdings Ltd.
Keil Gunther, 441/296-5550

MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED BALANCE SHEETS
(millions, except share and per share amounts)

	March 31,		December 31,
	2003		2002

Assets
Investments and cash:
Fixed maturities, available for sale, at fair value	$1,567.5		$1,354.8
Equity investment, unquoted, at estimated fair value	63.7		63.7
Cash and cash equivalents, at fair value	107.0		162.9

Total investments and cash	1,738.2		1,581.4
Unearned premium ceded	31.1		3.8
Reinsurance premiums receivable	277.4		147.2
Funds withheld	1.6		20.5
Deferred acquisition costs	69.9		44.9
Reinsurance recoverable	16.3		16.6
Accrued investment income	14.3		13.1
Deferred financing costs	1.1		1.3
Other assets	4.5		5.1

Total Assets	$2,154.4		$1,833.9

Liabilities
Loss and loss adjustment expense reserves	$183.6		$146.1
Unearned premium	415.7		241.0
Reinsurance balances payable	11.5		2.5
Investment trades pending	30.0		34.3
Long-term debt	150.0		150.0
Accounts payable, accrued expenses and other liabilities	7.1		7.5

Total Liabilities	797.9		581.4

Shareholders’ equity
Common voting shares and Additional paid-in capital	1,127.6		1,126.5
Accumulated other comprehensive income	34.7		35.6
Retained earnings	194.2		90.4

Total Shareholders’ Equity	1,356.5		1,252.5

Total Liabilities and Shareholders’ Equity	$2,154.4		$1,833.9

Common voting shares outstanding (000’s)	63,393	sh	63,393	sh
Common voting and common equivalent shares outstanding (000’s)	73,262		73,262
Book value per share:
Basic book value per common voting share	$21.40		$19.76

Fully converted book value per common voting and common equivalent share	$20.81		$19.39

MONTPELIER RE HOLDINGS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)

	March 31,	March 31,
	2003	2002

Revenues:
Gross premiums written	$366.6	$203.7
Reinsurance premiums ceded	(34.3)	(14.3)

Net premiums written	332.3	189.4
Change in net unearned premiums	(147.6)	(152.8)

Net premiums earned	184.7	36.6
Net investment income	11.7	7.6
Net realized gains on investments	4.7	0.5
Net foreign exchange gains	1.3	—

Total revenues	202.4	44.7
Expenses:
Loss and loss adjustment expenses	47.7	14.4
Acquisition costs	41.0	6.4
General and administrative expenses	8.9	4.2
Interest on long-term debt	1.0	1.0

Total expenses	98.6	26.0
Income before taxes	103.8	18.7
Income tax expense	—	—

Net income	$103.8	$18.7

Other comprehensive income items	(0.8)	(13.6)

Comprehensive income	$103.0	$5.1

Earnings per share:
Basic earnings per share	$1.64	$0.36
Diluted earnings per share	$1.56	$0.36
Basic comprehensive net income per share	$1.62	$0.10
Diluted comprehensive net income per share	$1.55	$0.10
Insurance ratios:
Loss ratio	25.8%	39.2%
Expense ratio	27.0%	29.3%
Combined ratio	52.8%	68.5%

MONTPELIER RE HOLDINGS LTD.
FULLY CONVERTED BOOK VALUE PER COMMON VOTING AND COMMON EQUIVALENT SHARE
(millions except per share amounts)

	March 31,		December 31,
	2003		2002

Numerator (in millions):
shareholders’ equity	$1,356.5		$1,252.5
proceeds from assumed exercise of outstanding warrants	122.0		122.0
proceeds from assumed exercise of outstanding options	46.1		46.1

Book value numerator	$1,524.6		$1,420.6

Denominator (in shares):
common voting shares outstanding	63,392,600	sh	63,392,600	sh
shares issuable upon exercise of outstanding warrants	7,319,160		7,319,160
shares issuable upon exercise of outstanding options	2,550,000		2,550,000

Book value denominator	73,261,760	sh	73,261,760	sh

Fully converted book value per common voting and common equivalent share	$20.81		$19.39

MONTPELIER RE HOLDINGS LTD.
DILUTED EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
(millions except per share amounts)

	Quarter Ended		Quarter Ended
	March 31, 2003		March 31, 2002

Basic earnings per common share:
Net income available to common shareholders	$103.8		$18.7
Weighted average common shares outstanding — Basic	63,392,600	sh	52,440,000	sh

Basic earnings per common share	$1.64		$0.36

Diluted earnings per common and common equivalent share:
Net income available to common shareholders	$103.8		$18.7
Weighted average common shares outstanding — Basic	63,392,600	sh	52,440,000	sh
Dilutive effect of warrants	2,672,006	sh	—	sh
Dilutive effect of share options	414,614	sh	—	sh

Weighted average common and common equivalent shares outstanding — Diluted	66,479,220	sh	52,440,000	sh

Diluted earnings per common and common equivalent share	$1.56		$0.36